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                                           CONTACT: RIA MARIE CARLSON
                                                    VP, CORPORATE COMMUNICATIONS
                                                    AND INVESTOR RELATIONS
                                                    (323) 932-4096

FOR IMMEDIATE RELEASE

                 EQUITY MARKETING POSTS STRONG SECOND QUARTER;
                            AUTHORIZES STOCK BUY-BACK

            SIX-MONTH NET INCOME INCREASES 85% VS. FIRST HALF OF 1999

LOS ANGELES, CA, JULY 20, 2000 --- Equity Marketing, Inc. (Nasdaq: EMAK) announced today financial results for the second quarter and first half ended June 30, 2000. The company also announced that its board of directors has authorized the expenditure of up to $10 million over the next 12 months for the repurchase of shares of the company's common stock.

FINANCIAL RESULTS

     For the second quarter of 2000, net income was $3.1 million on revenues of $55.3 million, versus net income of $2.6 million (before restructuring gains) on revenues of $56.0 million for the comparable quarter in 1999. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $5.5 million, compared to $5.3 million in 1999.

     Earnings per share were $0.41, matching the earnings per share (before restructuring gains) posted in the second quarter a year ago, despite a 17 percent increase in the number of shares outstanding due to the private equity investment from Crown Capital Group. The quarter's average shares outstanding was 7.4 million, compared to 6.3 million a year ago. If the Crown Capital investment had not occurred, quarterly earnings per share would have been $0.44.

     "Second-quarter performance was better than anticipated," said Equity Chairman and Chief Executive Officer Don Kurz. "Because of the promotional calendars of our clients and an extraordinarily strong first quarter, we originally expected the second quarter to be down compared to last year. However, business continued to strengthen and all divisions exceeded their second quarter plan. As a result, second-quarter net income (before restructuring gains) increased 17 percent and we posted a very powerful first half - with record sales, net income and EBITDA."

     For the six-month period ended June 30, 2000, revenues were $98.8 million, an 18 percent increase over the $83.5 million reported for the first half of 1999. Net income (before restructuring gains) increased 85 percent - from $2.4 million in 1999 to $4.4 million in 2000 - while earnings before interest, taxes, depreciation and amortization (EBITDA) increased 43 percent, to $8.2 million versus $5.7 million in 1999.

     Earnings per share for the first half were $0.63, a 70 percent increase over the $0.37 (before restructuring gains) posted in 1999. Without the Crown Capital investment, earnings per share would have been $0.65 - a 76 percent increase.

                                    - more -

Equity Marketing, Inc.
Second Quarter Earnings
July 20, 2000

     "Driving the strong results in the first half was a 21 percent increase in sales from our promotions and marketing services business," said Mr. Kurz. "I am also particularly pleased with the health of our balance sheet, as evidenced by our current ratio of 2.7 at June 30, 2000, compared to 1.2 at December 31, 1999 and 1.6 at March 31, 2000."

STOCK REPURCHASE

         As noted above, the company's board of directors authorized an expenditure of up to $10 million over the next 12 months for the repurchase of Equity Marketing, Inc. common stock.

         Shares will be purchased from time to time after July 21, 2000 in the open market at prevailing prices, based on market conditions. The Company may also make a number of purchases effected as block trades as well as certain negotiated, off-exchange purchases not in the open market. The share repurchase program will be funded through a combination of working capital and bank debt.

         "This repurchase program demonstrates our commitment to shareholder value and confidence in the long-term prospects of the company," said Mr. Kurz. "We believe that a buy-back program is an excellent investment, considering our historical performance, liquidity and strong growth prospects. The company's five-year compounded annual growth rates for sales and operating profit are 29.7 percent and 30.2 percent, respectively, while five-year average return on equity is 29.4 percent. Moreover, due to our strong cash flow, we expect to continue investing in our key growth initiatives, which include mergers and acquisitions, new business development and providing an expanded portfolio of marketing services. Our strategy has not changed - we're continuing to pursue aggressive growth."

         Mr. Kurz continued: "We now have good visibility for the next six months and 2000 is shaping up to be another strong year, with both the third and fourth quarters progressing well. As we communicated last month, operating profit and net income for the year are expected to grow by at least 25 percent, and we believe earnings per share will surpass that of 1999, despite the anticipated 20 percent increase in average weighted shares outstanding resulting from the Crown Capital transaction."

         Equity Marketing, Inc. is a leading marketing services company, providing a wide range of custom promotional programs that build sales and brand awareness for retailers, restaurant chains and consumer goods companies such as Burger King Corporation, The Coca-Cola Company, Exxon / Mobil, Sunoco, Inc., CVS/pharmacy and others. The company is also a developer and marketer of distinctive, branded consumer products that complement its core promotions business and are based on trademarks it owns or classic licensed properties. More information about Equity Marketing is available on the company's web site at WWW.EQUITY-MARKETING.COM.

CERTAIN EXPECTATIONS AND PROJECTIONS REGARDING THE FUTURE PERFORMANCE OF EQUITY MARKETING, INC. DISCUSSED IN THIS NEWS RELEASE ARE FORWARD-LOOKING AND ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE EXPECTATIONS AND PROJECTIONS ARE BASED ON CURRENTLY AVAILABLE COMPETITIVE, FINANCIAL AND ECONOMIC DATA ALONG WITH THE COMPANY'S OPERATING PLANS AND ARE SUBJECT TO FUTURE EVENTS AND UNCERTAINTIES. MANAGEMENT CAUTIONS THE READER THAT THE FOLLOWING FACTORS, AMONG OTHERS, COULD CAUSE THE COMPANY'S ACTUAL CONSOLIDATED RESULTS OF OPERATIONS AND FINANCIAL POSITION IN 2000 AND THEREAFTER TO DIFFER SIGNIFICANTLY FROM THOSE EXPRESSED IN FORWARD-LOOKING
STATEMENTS: THE COMPANY'S DEPENDENCE ON A SINGLE CUSTOMER; THE SIGNIFICANT QUARTER-TO-QUARTER VARIABILITY IN THE COMPANY'S REVENUES AND NET INCOME; THE COMPANY'S DEPENDENCE ON THE POPULARITY OF LICENSED ENTERTAINMENT PROPERTIES AND THE ABILITY TO LICENSE, DEVELOP AND MARKET NEW PRODUCTS; THE COMPANY'S DEPENDENCE ON FOREIGN MANUFACTURERS; THE COMPANY'S NEED FOR ADDITIONAL WORKING CAPITAL; AND THE POTENTIAL NEGATIVE IMPACT OF FUTURE ACQUISITIONS. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE THE RESULTS OF ANY REVISIONS TO FORWARD-LOOKING STATEMENTS, WHICH MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THE RISKS HIGHLIGHTED HEREIN SHOULD NOT BE ASSUMED TO BE THE ONLY ITEMS THAT COULD AFFECT THE FUTURE PERFORMANCE OF THE COMPANY.

WHILE MANY IN THE FINANCIAL COMMUNITY CONSIDER EBITDA TO BE AN IMPORTANT MEASURE OF COMPARATIVE OPERATING PERFORMANCE, IT SHOULD BE CONSIDERED IN ADDITION TO, BUT NOT AS A SUBSTITUTE FOR OR SUPERIOR TO, OPERATING INCOME, NET EARNINGS, CASH FLOW AND OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

                                 (tables follow)
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Equity Marketing, Inc.
Second Quarter Earnings
July 20, 2000

EQUITY MARKETING, INC.

Condensed Consolidated Statements of Income
(In thousands, except share and per share data)


                                                    THREE MONTHS ENDED          SIX MONTHS ENDED
                                                        JUNE 30,                     JUNE 30,
                                                        --------                     --------
                                                      (UNAUDITED)                  (UNAUDITED)

                                                   2000         1999           2000          1999
                                                ---------     ---------      ---------     ---------
Revenues                                      $    55,314   $    56,011    $    98,791   $    83,468
Cost of sales                                      41,487        42,992         74,690        63,537
                                                ---------     ---------      ---------     ---------
      Gross profit                                 13,827        13,019         24,101        19,931
Operating expenses:
    Salaries, wages and benefits                    3,746         3,444          7,147         6,916
    Selling, general and administrative             5,242         4,986         10,061         8,645
    Restructuring gain                               --            (401)          --            (401)
                                                ---------     ---------      ---------     ---------
      Total operating expenses                      8,988         8,029         17,208        15,160
      Income from operations                        4,839         4,990          6,893         4,771
Other income (expense)                                270          (217)           355          (439)
                                                ---------     ---------      ---------     ---------
      Income before provision for income taxes      5,109         4,773          7,248         4,332
Provision for income taxes                          2,043         1,909          2,888         1,733
                                                ---------     ---------      ---------     ---------
      Net income                              $     3,066   $     2,864    $     4,360   $     2,599
                                                ---------     ---------      ---------     ---------

Preferred Stock Dividends                             201          --              207          --
                                                ---------     ---------      ---------     ---------
Net income Available to Common Stockholders   $     2,865   $     2,864    $     4,153   $     2,599
                                                =========     =========      =========     =========

Basic Income Per Share
      Earnings Per Share                      $      0.46   $      0.46    $      0.66   $      0.42
                                                =========     =========      =========     =========
      Weighted Average Shares Outstanding       6,291,180     6,223,099      6,263,949     6,216,607
                                                =========     =========      =========     =========
Diluted Income Per Share
      Earnings Per Share                      $      0.41   $      0.45    $      0.63   $      0.41
                                                =========     =========      =========     =========
      Weighted Average Shares Outstanding       7,412,498     6,340,969      6,956,283     6,314,557
                                                =========     =========      =========     =========


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Equity Marketing, Inc.
Second Quarter Earnings
July 20, 2000
EQUITY MARKETING, INC.
Condensed Consolidated Balance Sheets
(In thousands)


ASSETS                                                JUNE 30,             DECEMBER 31,
                                                        2000                  1999
                                                     (UNAUDITED)
                                                      -------                -------
Cash and short-term investments                       $14,461                $ 7,131
Accounts receivable, net                               29,878                 37,385
Note receivable                                         7,957                  5,024
Inventory                                               6,682                  8,742
Prepaids and other current assets                       6,459                  5,696
                                                      -------                -------
   CURRENT ASSETS                                      65,437                 63,978
Fixed assets, net                                       4,520                  4,907
Intangible assets, net                                 21,589                 21,846
Note receivable                                         4,254                  5,491
Other assets                                              938                  1,022
                                                      -------                -------
   TOTAL ASSETS                                       $96,738                $97,244
                                                      =======                =======


LIABILITIES AND                                       JUNE 30,             DECEMBER 31,
STOCKHOLDERS' EQUITY                                    2000                  1999
                                                      -------                -------
Short-term debt                                       $  --                  $12,500
Accounts payable                                       11,304                 21,726
Accrued liabilities                                    12,738                 18,707
                                                      -------                -------
   CURRENT LIABILITIES                                 24,042                 52,933
Long-term liabilities                                   2,366                  2,286
                                                      -------                -------
   TOTAL LIABILITIES                                   26,408                 55,219

Mandatory redeemable preferred stock                   23,092                   --

Stockholders' equity                                   47,238                 42,025
                                                      -------                -------
   TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                               $96,738                $97,244
                                                      =======                =======